VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of April 28, 2010, by and among Kun Run Biotechnology, Inc., a Nevada corporation (the “Company”), the holders of capital stock of the Company listed on Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”) and the Investors listed on the signature pages hereto (each, an “Investor”, and collectively, the “Investors”).

WHEREAS, the Company and the Investors have entered into a Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, the Company has agreed to issue and sell to the Investors and the Investors have agreed to purchase units of the Company consisting of (i) shares of Series A Preferred Stock of the Company (the “Series A Preferred”), and (ii) warrants to purchase shares of Series A Preferred.

WHEREAS, as of the date hereof, each Stockholder owns (i) the shares of capital stock of the Company listed opposite such Stockholder’s name on Exhibit A and (ii) the stock options, warrants or other rights to acquire shares of capital stock of the Company listed opposite such Stockholder’s name on Exhibit A (“Convertible Securities”).

WHEREAS, as a condition to the willingness of the Investors to enter into the Purchase Agreement and to consummate the transactions contemplated thereby (collectively, the “Transaction”), the Investors have required that the Stockholders agree, and in order to induce the Investors to enter into the Purchase Agreement, the Stockholders have agreed, to enter into this Agreement with respect to all Shares now owned and which may hereafter be acquired by the Stockholders.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Voting Agreement.

1.1           Purchase Agreement.  Prior to the earlier of the Closing (as defined in the Purchase Agreement) or the valid termination of the Purchase Agreement pursuant to Section 6.1 thereto, the Stockholders hereby agree that at any meeting of the stockholders of the Company, however called, and in any action by written consent of the Company’s stockholders, the Stockholders shall vote all shares of capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Stockholders after the date hereof, whether by conversion or exercise of Convertible Securities or otherwise (hereinafter collectively referred to as the “Shares”):

(a)           in favor of the Stockholder Approval (as defined in the Purchase Agreement), including without limitation the approval of (i) any amended and restated articles of incorporation or certificate of designation of the Company to be filed with the Secretary of State of the State of Nevada pursuant to the Purchase Agreement and (ii) all other transactions contemplated by the Purchase Agreement as to which the stockholders of the Company are called upon to vote in favor of or consent to any matter necessary for the consummation of the transactions contemplated by the Purchase Agreement; and

(b)           against (i) any proposal or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company, any of its Affiliates or any Stockholders under the Transaction Documents (as such terms are defined in the Purchase Agreement) or which could result in any of the conditions to the obligations of the Company, any of its Affiliates or any Stockholders under the Transaction Documents not being fulfilled and (ii) any proposal or any other action or agreement, including without limitation a Competing Transaction (as defined in the Purchase Agreement) that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Closing and all other transactions contemplated by the Purchase Agreement.

The Stockholders shall not take or commit or agree to take any action inconsistent with the foregoing.  The Stockholders acknowledge receipt and review of a copy of the Purchase Agreement and the other Transaction Documents.

1.2           Election of Directors.

(a)           On and after the Closing (as defined in the Purchase Agreement), on all matters relating to the election and removal of directors of the Company, the Stockholders and the Investors hereby agree that at any meeting of the stockholders of the Company, however called, and in any action by written consent of the Company’s stockholders, the Stockholders shall vote all Shares and the Investors shall vote all shares of capital stock of the Company held by such Investors (“Investor Shares”) so as to elect members of the Company’s Board of Directors (the “Board”)  as follows:

(i)           one member of the Board designated by Caduceus Asia Partners, LP and its Affiliates (“OrbiMed”) so long as OrbiMed beneficially owns at least 5% of the Company’s outstanding shares of Common Stock on an as-converted basis, who shall initially be Nancy Chang;

(ii)           one member of the Board that has no prior affiliation with the Company or any holder of shares of the Company’s capital stock as of the Closing, which individual shall be acceptable to OrbiMed, so long as OrbiMed beneficially owns at least 5% of the Company’s outstanding shares of Common Stock on an as-converted basis; and

(iii)           one member of the Board designated by Xueyun Cui, so long as Xueyun Cui beneficially owns at least 10% of the Company’s outstanding shares of Common Stock on an as-converted basis, who shall initially be Xueyun Cui.

(b)           Any vote taken to remove any director elected pursuant to Sections 1.2(a)(i), 1.2(a)(ii) or 1.2(a)(iii), as applicable, or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to Sections 1.2(a)(i), 1.2(a)(ii) or 1.2(a)(iii), as applicable, shall also be subject to the provisions of Sections 1.2(a)(i), 1.2(a)(ii) or 1.2(a)(iii), as applicable.  Upon the request of any party entitled to designate a director as provided in Sections 1.2(a)(i), 1.2(a)(ii) or 1.2(a)(iii), as applicable, each Stockholder and Investor agrees to vote its Shares and Investor Shares, as applicable, for the removal of such director.

1.3           No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

2.	Representations and Warranties of the Stockholders.

Each Stockholder hereby represents and warrants, severally but not jointly to the Company and each of the Investors as follows:

2.1           Authority Relative to this Agreement.  Such Stockholder has all necessary power (if such Stockholder is an entity), capacity (if such Stockholder is an individual) and authority to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally, the enforcement of creditors’ and other obligees’ rights and (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought.

2.2           No Conflicts.

(a)           The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree applicable to such Stockholder or by which the Shares, owned by such Stockholder are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound.

(b)           The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity by such Stockholder, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended.

2.3           Title to Shares.  As of the date hereof, each Stockholder owns the Shares and Convertible Securities listed on Exhibit A hereto, and each Stockholder is entitled to vote, without restriction, on all matters brought before holders of capital stock of the Company.  Such Shares are all the securities of the Company owned, either of record or beneficially, by each Stockholder.  Such Shares are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder’s voting rights, charges and other encumbrances of any nature whatsoever (“Encumbrances”).  Except as set forth in this Agreement, no Stockholder has deposited into a voting trust or entered into a voting agreement or similar arrangement with respect to any Shares or appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder.

3.	Covenants.

3.1           No Disposition or Encumbrance of Stock.  Prior to the earlier of the Closing or the valid termination of the Purchase Agreement pursuant to Section 6.1 thereto, each Stockholder hereby covenants and agrees that except as set forth in this Agreement, such Stockholder shall not (a) sell, transfer, tender, assign, hypothecate or otherwise dispose of any Shares, deposit into a voting trust or enter into a voting agreement or similar arrangement with respect to any Shares, grant a proxy or power of attorney with respect to any Shares, or create or permit to exist any Encumbrance with respect to the Shares, (b) commit or agree to take any of the foregoing actions, (c) directly or indirectly, or initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing actions or (d) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.

3.2           Company Cooperation.  The Company hereby covenants and agrees that it will not, and each Stockholder irrevocably and unconditionally acknowledges and agrees that the Company will not (and waives any rights against the Company in relation thereto), recognize any Encumbrance or agreement on any of the Shares subject to this Agreement.

3.3           Disclosure.  Stockholder hereby agrees that the Company may publish and disclose in any registration statement (including all documents and schedules filed with the United States Securities and Exchange Commission (the “SEC”)), proxy statement, or prospectus filed with any regulatory authority in connection with the Transaction and any related documents filed with such regulatory authority and as otherwise required by applicable law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to a registration statement or prospectus or in any other filing made by the Company as required by applicable law or the terms of the Transaction Documents, including with the SEC or other regulatory authority, relating to the Transaction.

4.	Miscellaneous.

4.1           Further Assurances.  Each Stockholder and Investor shall execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

4.2           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that any Investor (without being joined by any other Investor) shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.  Any Investor shall be entitled to its reasonable attorneys’ fees in any action brought to enforce this Agreement in which it is the prevailing party.

4.3           Entire Agreement.  This Agreement constitutes the entire agreement among the Company, Investors and Stockholders (other than the Purchase Agreement and the other Transaction Documents to which the Investors and Stockholders are parties) with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Company, Investors and Stockholders with respect to the subject matter hereof.

4.4           Amendment.  This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of the Company, OrbiMed, and the Stockholders holding a majority of the Shares.

4.5           Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

4.6           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all Proceedings (as defined in the Purchase Agreement) concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the courts of the State of New York sitting in New York County or in the United States of America for the Southern District of New York (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PURCHASERS ENTERING INTO THIS AGREEMENT.

4.7           Termination.  This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a)           ten (10) years from the date of this Agreement;

(b)           the date of the closing of an Acquisition or Asset Transfer, as defined in the Company’s Certificate of Designation, as amended from time to time;

(c)           the date as of which the parties hereto terminate this Agreement by written consent of the Company, OrbiMed, and the Stockholders holding a majority of the Shares; or

(d)           the date of the valid termination of the Purchase Agreement pursuant to Section 6.1 thereto.

4.8           Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

4.9           Additional Shares.  In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Shares or Investor Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Shares or Investor Shares, as the case may be, for purposes of this Agreement.

4.10           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

4.11           Waiver.  No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

4.12           Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance  by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

4.13           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Voting Agreement as of the first date written above.
THE COMPANY: Kun Run Biotechnology, Inc. By: /s/ Xiaoqun Ye Name: Xiaoqun Ye Title: Chief Executive Officer Address:

IN WITNESS WHEREOF, the parties have duly executed this Voting Agreement as of the first date written above.

STOCKHOLDERS: Xueyun Cui /s/ Xueyun Cui Address:

IN WITNESS WHEREOF, the parties have duly executed this Voting Agreement as of the first date written above.

INVESTORS:
Caduceus Asia Partners, LP By: /s/ Nancy Chang Name: Nancy Chang Title: Chairman and Senior Managing Director Address:

Exhibit A

List of Stockholders

Name and Address of Stockholder	No. of Shares	No. of Options	No. of Warrants
Xueyun Cui	22,522,500	N/A	N/A